Contact:	Ray Harlin
Chief Financial Officer
423-510-3323

U.S. XPRESS ENTERPRISES, INC.

REPORTS FIRST QUARTER RESULTS

CHATTANOOGA, Tenn. (April 25, 2005) - U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) reported results for the three months ended March 31, 2005. Revenue for the first quarter of 2005 increased 14.7% to $269.1 million compared to $234.7 million in the first quarter of 2004. The Company experienced a net loss of $2.1 million, or $0.13 per share in the 2005 quarter, compared with net income of $800,000, or $0.06 per diluted share, in the first quarter of 2004. The results announced today are consistent with the guidance issued in the Company's March 30, 2005 press release.

Truckload revenue for the first quarter of 2005, excluding the effect of fuel surcharges, increased 8.7% to $215.1 million, despite an 8.4% decline in the average number of tractors in the fleet. This growth in revenue was driven by a 9.8% increase in revenue per loaded mile and increased revenue from the Company's expedited rail business which offset, in part, the impact of the decline in the average number of trucks.

Truckload operating income for the quarter was $1.6 million compared to $3.4 million in the 2004 first quarter. Truckload results were negatively impacted by softer than expected freight demand, higher operating costs, including record high fuel prices, and difficulty in attracting drivers, which resulted in an approximately 2% sequential decline in average seated tractors, when compared to the fourth quarter of 2004. The higher fuel cost, net of the impact of fuel surcharges, negatively impacted quarter-over-quarter operating income by approximately $2.0 million, or $0.07 per share.

Xpress Global Systems' revenue increased 19.2% as a result of year-over-year growth in revenues in both airport-to-airport and floorcovering transportation services. Xpress Global reported an operating loss of $3.5 million in the quarter compared to operating income of $230,000 in the first quarter of 2004. Results of this segment were negatively impacted by the performance of our airport-to-airport operations.

Arnold Transportation, in which the Company acquired a 49% equity interest in December 2004, experienced a 20% increase in revenues to $51.0 million, compared to the prior year period, and achieved an operating ratio of approximately 95.5%. Arnold contributed to our pretax income for the quarter. The Company also owns a 41% interest in Total Transportation of Mississippi, which it acquired in April 2005. Together, these affiliated companies currently operate approximately 2,000 tractors providing regional and medium length of haul and dedicated dry van truckload services, primarily in the eastern United States.

Co-Chairman, Patrick Quinn, stated, "Historically, the first quarter has represented our most difficult quarter due to a seasonally softer freight market in each of our business segments. Consequently, the last three quarters of the year generally have contributed a disproportionate share of our profits. Looking forward, we expect to achieve substantial improvements over the first quarter in operating performance in both our U.S. Xpress truckload and Xpress Global operations. Although we are disappointed with the first quarter results, we are encouraged by the improved operating trends we are currently experiencing in our Xpress Global operations. We anticipate that demand for our truckload services will improve while capacity growth in the truckload sector should be restrained as, driver availability, among other factors, continues to be very tight."

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4080 Jenkins Road, Chattanooga, TN 37421

423.510.3000

XPRSA Report First Quarter Results

April 25, 2005

Outlook for the Second Quarter of 2005

The Company's current assumptions for the second quarter operating environment include a seasonal upturn in freight demand compared with the first quarter, fuel prices remaining at approximately first quarter average levels, safety and claims experience consistent with our recent history, our ability to attract and retain sufficient drivers to improve our seated truck count modestly without further increases in compensation and material improvement at Xpress Global Systems. With these assumptions and barring any unforeseen negative event, the Company expects to report revenues, net of fuel surcharges, in the range of $265.0 million to $270.0 million and net income to be in the range of $0.18 to $0.26 per share for the second quarter ending June 30, 2005.

U.S. Xpress Enterprises will host a conference call to discuss first quarter results on April 26, 2005, at 9:00 a.m. EDT. The number to call for this interactive teleconference is (719) 457-2683. A replay of the conference call will be available through May 3, 2005, by dialing (719) 457-0820 and entering the confirmation number, 4744771.

The live broadcast of U.S. Xpress Enterprises' quarterly conference call will be available online at the Company's website, www.usxpress.com, as well as http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=80059&eventID=1056559 on April 26, 2005, beginning at 9:00 a.m. EDT. The online replay will follow shortly after the call and continue through May 10, 2005.

U.S. Xpress Enterprises, Inc. is the fifth largest publicly owned truckload carrier in the United States, measured by revenue. The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floorcovering industry and provides airport-to-airport transportation services to the airfreight and airfreight forwarding industries through a network of 81 locations in North America. The Company participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company. Additionally, U.S. Xpress has a 49% equity ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length of haul services with a fleet of approximately 1,500 trucks. U.S. Xpress also has a 41% interest in Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry van service primarily in the eastern United States. Please visit the Company's website at www.usxpress.com.

This press release contains certain statements that may be considered "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. In this press release, these statements include, without limitation, statements relating to our anticipated revenues and earnings per share for the second quarter of 2005; expected improvements in the results of our Xpress Global segment; anticipated improvement in freight demand and our results of operations throughout the remainder of 2005 as a result of seasonal patterns and favorable industry fundamentals, such as a strong economy and limited tractor capacity. The following factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements: the risk that a seasonal upturn in freight volumes and pricing does not occur; the risk that we will be unable to obtain the level of rate increases that we expect regardless of increased freight volumes; the risk that our perception of industry fundamentals is incorrect; the risk that the actions we have taken to increase margins and reduce costs in our Xpress Global segment will not be effective; further increases in the compensation of or difficulty in attracting and retaining qualified drivers and independent contractors; further fluctuations in the price or availability of diesel fuel or in surcharge collection; recessionary economic cycles and downturns in customers' business cycles; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; strikes, work slow downs, or work stoppages at our facilities or at customers, ports, or other shipping related facilities; increases in interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-

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XPRSA Report First Quarter Results

April 25, 2005

insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to execute our business strategy; our ability to grow our revenue at historical rates; the loss of one of our senior officers; our ability to finance revenue equipment purchases and other capital requirements, and to do so on acceptable terms; the risk that our substantial indebtedness and operating lease obligations could adversely impact our ability to respond to changes in our industry or business, or that we could be unable to comply with the restrictive and financial covenants contained therein; the risk that railroad service instability could increase our costs and reduce our ability to offer expedited intermodal rail service; the risk of adverse results at Arnold Transportation or Total Transportation of Mississippi that are included in our results; and our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with our various disclosures in filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

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XPRSA Report First Quarter Results

April 25, 2005

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)
	Three Months Ended March 31,

	2005	2004
Operating Revenue:
Revenue, before fuel surcharge	$248,506	$225,375
Fuel surcharge	20,638	9,296
Total operating revenue	269,144	234,671

Operating Expenses:
Salaries, wages and benefits	95,308	81,199
Fuel and fuel taxes	47,369	36,144
Vehicle rents	17,456	18,645
Depreciation and amortization, net of gain on sale	11,523	10,372
Purchased transportation	51,672	41,473
Operating expense and supplies	19,533	15,835
Insurance premiums and claims	10,582	11,628
Operating taxes and licenses	3,264	3,367
Communications and utilities	2,997	3,033
General and other operating	11,265	9,379
Early extinguishment of debt	201	-
Total operating expenses	271,170	231,075

Income (Loss) from Operations	(2,026)	3,596

Interest Expense, net	1,841	2,115

Income (Loss) Before Income Taxes	(3,867)	1,481

Income Tax Provision	(1,740)	681

Net Income (Loss)	$(2,127)	$800

Earnings (Loss) Per Share - basic	$(0.13)	$0.06
Weighted average shares - basic	16,247	14,063
Earnings (Loss) Per Share - diluted	$(0.13)	$0.06
Weighted average shares - diluted	16,247	14,254

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XPRSA Report First Quarter Results

April 25, 2005

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(See Note 1)

Three Months Ended March 31,
	2005	2004
Operating Revenue	100.0%	100.0%

Operating Expenses:
Salaries, wages and benefits	38.4	36.0
Fuel and fuel taxes	10.8	11.9
Vehicle rents	7.0	8.3
Depreciation and amortization, net of gain on sale	4.6	4.6
Purchased transportation	20.8	18.4
Operating expense and supplies	7.9	7.0
Insurance premiums and claims	4.3	5.2
Operating taxes and licenses	1.3	1.5
Communications and utilities	1.2	1.3
General and other operating	4.5	4.2
Early extinguishment of debt	0.0	0.0
Total operating expenses	100.8	98.4

Income (Loss) from Operations	(0.8)	1.6

Interest Expense, net	0.8	0.9

Income (Loss) Before Income Taxes	(1.6)	0.7

Income Tax Provision	(0.7)	0.3

Net Income (Loss)	(0.9)%	0.4%

(1) Fuel surcharge revenue is offset against fuel and fuel taxes for the purposes of this table. Management believes that eliminating the impact of this source of revenue provides a more consistent basis for comparing the results of operations from period to period.

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XPRSA Report First Quarter Results

April 25, 2005

U.S. XPRESS ENTERPRISES, INC.
KEY OPERATING FACTORS

	Three Months Ended
	March 31,		%
	2005	2004	Change
OPERATING RATIO(1)	100.8%	98.4%	2.3%

OPERATING REVENUE:
US Xpress, net of fuel surcharge	$ 215,120	$ 197,871	8.7%
Fuel Surcharge	20,638	9,296	122.0%
Xpress Global Systems	41,029	34,406	19.2%
Inter-company	(7,643)	(6,902)	10.7%
Total Operating Revenue	$ 269,144	$ 234,671	14.7%

OPERATING INCOME:
US Xpress	$ 1,632	$ 3,366	-51.5%
Xpress Global Systems	(3,457)	230	n/a
Early extinguishment of debt	(201)	-	n/a
Total Operating Income	$ (2,026)	$ 3,596	-156.3%

TRUCKLOAD STATISTICS:
Revenue Per Mile(2)(3)	$ 1.484	$ 1.352	9.8%

Revenue Per Total Mile(2)(3)	$ 1.326	$ 1.212	9.4%

Tractors (at end of period) -
Company owned	4,387	4,672	-6.1%
Owner Operators	527	837	-37.0%
Total Tractors (at end of period)	4,914	5,509	-10.8%

Average Number of Tractors
in Fleet During Period	4,986	5,444	-8.4%

Average Revenue Miles Per
Tractor Per Period(2)(3)	24,520	24,828	-1.2%

Average Revenue per Tractor
Per Period(2)(3)	$ 37,625	$ 34,500	9.1%

Average Length of Haul	702	744	-5.6%

Empty Mile Percentage	10.66%	10.37%	2.8%

	March 31, 2005	December 31, 2004
BALANCE SHEET DATA:
Total Assets	$ 529,936	$ 560,167
Total Equity	232,209	233,384
Debt, including Current Maturities	125,661	149,566
and Securitization

(1) Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharges, as a percentage of revenue, before fuel surcharge.
(2) Net of fuel surcharge revenues.
(3) Excludes revenue and miles from expedited intermodal rail movements.

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